Exhibit 10.9

MOTOR CARRIER AGREEMENT

This MOTOR CARRIER AGREEMENT (hereinafter referred to as "Agreement") made effective as of the 1st day of January, 2006, between MARTIN OPERATING PARTNERSHIP, L.P. (hereinafter referred to as "SHIPPER"), a Delaware limited partnership, and MARTIN TRANSPORT, INC. (hereinafter referred to as "CARRIER"), a Texas corporation, for the interstate and unregulated intrastate transportation of petroleum or other bulk liquid products (hereinafter referred to as "COMMODITIES"), by tank truck, in the contiguous United States, shall be under the terms and conditions hereinafter set forth.  This Agreement shall be subject to amendment and/or modification by Addendum hereafter executed by both SHIPPER and CARRIER and attached hereto and made a part hereof.  The terms and conditions hereunder shall further extend to all shipments of COMMODITIES involving the CARRIER and the parent, affiliate or subsidiary of SHIPPER as if such parent, affiliate or subsidiary were the SHIPPER.  This Agreement shall replace and supersede any existing motor carrier agreements between the CARRIER and the SHIPPER, or its parent, affiliates or subsidiaries.

1.	AGREEMENT

A.
General: CARRIER agrees to accept interstate and unregulated intrastate lawful shipments of the subject COMMODITIES tendered to it by SHIPPER, pursuant to this Agreement and to transport such COMMODITIES to the destination or destinations designated by SHIPPER, provided such points of origin and destination are within the scope of CARRIER'S operating authority subject to the rates and provisions of the applicable Schedule of Actual Rates and Charges as provided in the Addendum and Exhibit “A”, which are attached hereto and made a part hereof.

B.
Licenses, Laws and Regulations: CARRIER, at its sole cost, and expense, shall procure and maintain all licenses and permits required by local, state, or federal authorities with respect to the transportation and related services rendered hereunder and shall comply with all applicable laws and regulations pertaining to such transportation and services.

2.	TERM

The initial term of this Agreement shall be for a one year period beginning on the commencement date (as herein defined) and thereafter shall automatically renew on an annual basis, until canceled by either party by providing at least thirty (30) days written notice to the other party prior to the expiration of the then existing annual term.  For the purposes of this Agreement, the "commencement date" shall be January 1, 2006.

3.	EQUIPMENT

CARRIER shall provide all equipment necessary to perform the transportation required hereunder, which equipment shall: (i) be suitable for particular transportation required, (ii) include any special equipment that is requested by SHIPPER and agreed to by CARRIER when the shipping order is placed, and (iii) comply with the specifications for equipment for such transportation prescribed by any applicable governmental regulations (including those of the United States Department of Transportation). CARRIER shall maintain, and at all times make available to SHIPPER, sufficient suitable equipment to transport SHIPPER'S COMMODITIES.

4.	CARRIER'S PERFORMANCE

A.
General: CARRIER agrees to accept from SHIPPER, and provide transportation services for all COMMODITIES required by SHIPPER, during the initial term and any renewal term of this Agreement. All transportation hereunder shall be performed:  (i) at CARRIER'S sole expense, (ii) to the best of CARRIER'S knowledge, in full compliance with all applicable governmental laws, ordinances, regulations, orders licenses, permits, and all requirements of CARRIER'S insurance, and (iii) with maximum dispatch consistent with the CARRIER'S best judgment as to safety and efficiency, except as is specifically provided to the contrary elsewhere in this Agreement.

B.
Services: It is understood that the CARRIER shall secure the services of, supervise and be responsible for all persons operating trucking equipment hereunder and CARRIER shall hold SHIPPER harmless from any claim, except for those claims arising as a result of SHIPPER’S negligence, including fees in defense thereof, by drivers for wages, industrial accidents, workers compensation, withholding and unemployment taxes, or any other actions arising from the performance of this contract which shall be subject to Section 8(C) below.

C.
Drivers:  CARRIER'S drivers shall comply with all reasonable operational procedures requested by SHIPPER.  CARRIER'S drivers shall promptly report all commodity spills, shortages (less routine heels) or accidents which occur in the course of the performance of this Agreement.  In the interest of safety, CARRIER'S drivers shall not unload COMMODITIES until the SHIPPER, its agents or employees shall have inspected the shipping orders and have directed the driver to and specified the proper unloading facilities.

5.	SHIPPER'S PAYMENT

CARRIER shall bill SHIPPER for the freight charges on all shipments as soon after delivery of such shipments as sufficient information is received to prepare such invoices. All invoices for linehaul expenses are to be paid in full within fifteen (15) days of receipt by SHIPPER of CARRIER'S invoice or such other notification as is mutually agreeable to the parties. Payments to CARRIER by SHIPPER hereunder shall be sent to the following address:

Martin Transport, Inc.
P. O. Box 191
Kilgore, Texas 75663

6.	COMPUTATION OF CHARGES

Freight charges shall be computed on the actual basis of the rates provided in the applicable Schedule of Actual Rates and Charges set forth on Exhibit “A” attached hereto, subject to the terms and conditions contained therein.

7.	TERMINATION

A.
Non-Performance: In the event of non-performance by SHIPPER or CARRIER, as the case may be, of any of the obligations contained in the Agreement, SHIPPER or CARRIER as the complaining party shall provide written notice of such non-performance to the other party. The non-performing party shall then have (14) days from the date of such notice within which to remedy the non-performance. Thereafter, if the non-performance remains uncorrected or if an acceptable remedy is not reached within fourteen (14) days of such notice, the complaining party may terminate this Agreement at any time upon giving the non-performing party seven (7) days prior written notice. If this Agreement is terminated in accordance with this subsection, all obligations of the parties, as contained in this Agreement and the Addendum and Exhibits hereto, shall be terminated; provided, SHIPPER shall continue to be responsible for all sums due to CARRIER for services received prior to the date of termination.

B.
Default or Insolvency: If a petition in bankruptcy should be filed by CARRIER, or if CARRIER should be adjudicated as bankrupt, or if CARRIER should make a general assignment for the benefit of creditors, or if a receiver should be appointed on account of the insolvency of CARRIER, SHIPPER may, without prejudice to any other right of remedy, terminate this Agreement upon giving CARRIER at least five (5) days prior written notice to such termination. CARRIER shall have the same rights as SHIPPER under this item.

8.	INSURANCE AND INDEMNITY

A.
Liability: CARRIER shall be responsible for any loss, damage or destruction of shipments tendered to it by SHIPPER from the time such shipments are loaded at the delivery point until accepted by SHIPPER as evidenced by unloading at destination point. CARRIER shall reimburse SHIPPER for loss, damage or injury to the COMMODITIES except when such loss, damage or injury is caused by the wrongful act or negligence of SHIPPER, its agents or employees, in which case SHIPPER shall bear it's proportionate share of responsibility for all loss, damage or injury and all consequential and incidental damages related thereto.

B.
Insurance: CARRIER shall maintain at all times Worker's Compensation Insurance fully complying with the law of every jurisdiction to which CARRIER is subject, Employer's Liability Insurance in amounts not less than $250,000 and automotive and general public liability insurance against injury or death in amounts of not less than $3,000,000 for any one person and $10,000,000 for any one accident or occurrence and against property damage in amounts not less than $250,000 for any one accident or occurrence. All liability insurance policies obtained or maintained by CARRIER to meet the requirements of this Agreement shall name SHIPPER as an additional insured as to the operations of CARRIER under this Agreement and shall contain severability of interests provisions. Promptly after execution of this Agreement, CARRIER shall furnish SHIPPER properly executed certificates of insurance evidencing that the insurance coverages and limits required by this Agreement are in effect. If any insurance provided pursuant to this Agreement expires during the term of the Agreement, renewal certificates of insurance shall be furnished by CARRIER to SHIPPER thirty (30) days prior to the date of expiration. In addition, certified, true and exact copies of all insurance policies required under this Agreement shall be provided to SHIPPER by CARRIER, on timely basis if requested by SHIPPER.  All such certificates and policies shall contain provisions that thirty (30) days' written notice by registered or certified mail shall be given the SHIPPER of any cancellation, intent not to renew, or reduction in the policies' coverages, except in the application of the aggregate limits provisions. CARRIER or any party liable on accounts of loss of or damage to any of said transported COMMODITIES shall have the full benefit of any insurance that may have been affected upon or on account of said COMMODITIES, insofar as this shall not void the contracts or policies of insurance. CARRIER shall not be obligated to reimburse the claimant for any premium paid therein.

C.
Indemnity: CARRIER shall be responsible for, and shall indemnify, defend and save harmless SHIPPER and its owned, controlled, affiliated, subsidiary, associated, interrelated and operated companies and the stockholders, directors, officers, agents, employees and representatives of each from and against, any and all claims, demands and causes of action brought by any and all persons, including without limitation, carrier's officers, agents, employees, representatives, or subcontractors or any third parties, and against any and all judgments in respect thereto on account of personal injury or death or on account of property damage or destruction or loss arising out of the negligence or willful misconduct of CARRIER, its officers, employees, agents, representatives and subcontractors.

SHIPPER shall be responsible for, and shall indemnify, defend and save harmless CARRIER and its owned, controlled, affiliated, subsidiary, associated, interrelated and operated companies and the stockholders, directors, officers, agents, employees and representatives of such from and against, any and all claims, demands and causes of action brought by any and all persons, including without limitation, shipper's officers, agents, employees, representatives, or subcontractors or by any third parties, and against any and all judgments in respect thereto on account of personal injury or death or on account of property damage or destruction or loss arising out of the negligence or willful misconduct of SHIPPER, its officers, employees, agents, representatives and subcontractors.
Where personal injury, death, or loss of or damage to property is the result of the joint negligence or misconduct of CARRIER and SHIPPER, each party's duty of indemnification shall be in proportion to its allocable share of such joint negligence or misconduct.

Notwithstanding anything herein to the contrary, any provision within this Agreement that expands any indemnity obligation of the CARRIER beyond that which can be required pursuant to Texas Transportation Code Section 623.0155 shall be null and void and without effect.

9.	FORCE MAJEURE

Either CARRIER or SHIPPER shall be excused from performance of its obligations hereunder in the event and to the extent that such performance is delayed or prevented by any circumstances reasonably beyond its control, including by fire, explosion, interruption of raw materials, equipment source or fuel supply, strike or other labor dispute, riot or other civil disturbance, or act or omission of any governmental authority.

10.           LIMITATIONS OF LIABILITY

CARRIER'S Obligations under this Agreement shall always be subject to any limitations imposed by applicable laws, regulations or other of any governmental authority. In no event shall CARRIER be responsible for any loss, damage, destruction or delay of shipments which occurs by reason of any act of God, terrorist attack, labor disturbance, strike, war, riot or civil disturbance, prohibition by government agency of the movement of goods or any other such similar causes which affect the obligations or performance of CARRIER, and CARRIER shall not be liable for any loss, damage, destruction or delay occurring while the COMMODITIES are stopped and held in transit upon the request of SHIPPER or from riots or strikes. CARRIER shall not be liable for delay causes by highway obstruction, faulty or impassible highways or lack of capacity on any highway, bridge or ferry.

11.           AGREEMENT CONCLUSIVE

SHIPPER shall arrange for shipments to be tendered to CARRIER on a standard uniform bill of lading or other such document as may be mutually agreed to between CARRIER and SHIPPER, i.e., scale weight ticket, subject to the conditions of this Agreement and the attached Addendum or Exhibits. In the event there is a conflict between the terms of this Agreement and any schedule or bill of lading otherwise applicable to CARRIER and SHIPPER respecting the movements contemplated hereunder, the terms of this Agreement and the attached Addendum or Exhibits shall be construed as controlling the intent of the parties.

12.           ASSIGNMENT

This Agreement and all Addendums or Amendments hereto shall be binding upon and inure to the benefit of the successors of SHIPPER and CARRIER. Neither party may assign its rights under this Agreement without the non-assigning party's written approval. However, notwithstanding the above, the parties may assign their right, duties, obligations and interests in and to this Agreement to a parent, subsidiary, affiliate or sister corporation; provided, however, the parties shall not be thereby relieved of the responsibilities or obligations hereunder.

13.           CONFIDENTIALITY
The terms of this Agreement shall be held in strict confidence by SHIPPER and CARRIER and shall not be disclosed to any third party, provided, however, SHIPPER shall have the right to disclose the terms to it's freight auditors, provide that a binding confidentiality agreement is continually maintained between SHIPPER and each such freight auditor.

14.           WAIVER

Failure of either party to insist, in one or more instances, upon performance of any of the terms of this Agreement, or the waiver by either party of any term or right of the other party hereunder, will not be deemed or construed as a waiver or a relinquishment of any such term or right.

15.           APPLICABLE LAW

This Agreement is to be construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict laws. Any legal actions filed may be brought only to the state or federal courts in Texas.

16.           NOTICES

Notice, as may be required hereunder, by either party of this Agreement to the other party shall be deemed to have been accomplished on date of delivery by the United States mail as evidenced by date of return receipt, when sent by certified mail, postage prepaid, to the following addresses:

SHIPPER:
Martin Operating Partnership L.P.
4200 Stone Road
Kilgore, Texas 75662

CARRIER:
Martin Transport, Inc.
P. O. Box 191
Kilgore, Texas 75663

17.           ENTIRE CONTRACT
Except for the provisions of the schedules and Addenda or Amendments made a part hereof by reference, this instrument embodies the entire Agreement and understanding between SHIPPER and CARRIER as of the effective date of this Agreement, and there are no agreements, understandings, conditions, warranties or representations, oral of written, express or implied, with reference to the subject matter hereof that are not merged herein or superseded hereby as of the effective date of this Agreement. This Agreement may be modified only in writing signed by other parties.

18.           AUTHORITY
Each party represents to the other that is has full authority and the necessary approval to enter into and perform this Agreement in accordance with its terms.

IN WITNESS THEREOF, the parties have exeucted this Agreement effective January 1, 2006.

MARTIN OPERATING PARTNERSHIP L.P.
By Martin Operating GP LLC, Its General Partner
By Midstream Partners L.P., Its Sole Member
By Martin Midstream GP LLC, Its General Partner

By: /s/ Donald R. Neumeyer
Printed Name: Donald R. Neumeyer
Its Executive Vice President and Chief Operating Officer

MARTIN TRANSPORT, INC.

By: /s/ Johnnie Murry
Printed Name: Johnnie Murry
Its Vice President – Land Transportation